NORTHERN FUNDS

AMENDMENT NO. 1 TO SUB-ADVISORY AGREEMENT

MULTI-MANAGER HIGH YIELD OPPORTUNITY FUND

This Amendment (“Amendment”), dated as of the 15th day of November, 2018, is entered into between Northern Trust Investments, Inc. (the “Adviser”), and Nomura Corporate Research and Asset Management Inc. (the “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of June 10, 2016 (the “Agreement”), pursuant to which Board of Trustees of the Northern Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to the Multi-Manager High Yield Opportunity Fund (the “Fund”);

WHEREAS, the Adviser and Sub-Adviser now wish to amend Appendix A to the Agreement to change the sub-advisory fees payable to the Sub-Adviser; and

WHEREAS, the Board, including a majority of disinterested Trustees, has approved this Amendment at an in person meeting on November 15, 2018.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree to amend the Agreement as follows:

1.    Effective January 1, 2019, Section 2(d) of Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities and Exchange Commission.]

2.    Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

All signatures need not appear on the same copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Nina B. Staley
Title:	Senior Vice President

NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.

By:	/s/ David Crall
Title:	Chief Investment Officer, Managing Director